Exhibit 10(uu)

GHR Global Mobility

Tax Equalization Program United States

Guidelines

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Contents
Tax Equalization Program

1.	Introduction

1.1	Purpose of Program Guidelines

2.	What is Tax Equalization

2.1	Program Definition & Overview

3.	Responsibilities

3.1	Employee Responsibilities

3.2	Bank of America Responsibilities

3.3	Tax Provider Responsibilities

4.	Tax Treatment of Compensation

4.1	Overview - Estimated Hypothetical Tax

4.2	Income Subject to Final Hypothetical Tax

4.3	Standard Calculation for US Tax

4.4	Personal Income

4.5	Assignment Related Allowances

4.6	Sale of Personal Assets

4.7	Sale of Principal Residence

4.8	Foreign Tax Credits

4.9	FICA Reconciliation

4.10	Penalties & Interest & Additional Fees

4.11	Repatriation / Localization and Tracking of Trailing Equalization Issues

4.12	Termination or Resignation While on Assignment

4.13	Withdrawal of Tax Equalization / Protection / Tax Services

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1.	Introduction

1.1	Purpose of Program Guidelines

The purpose of these guidelines is to detail the tax equalization program applicable to employee transfers on equalized assignment terms with bank of America (hereinafter referred to as ‘the bank’).

2.	What is Tax Equalization?

2.1	Program Definition & Overview

The general intent of the bank is to ensure that while on a tax equalized assignment the personal tax obligations of the employees are consistent with the treatment they would have experienced had they remained in the Home Country.
The bank will pay the actual Home and Host Country tax liability of the employee subject to certain limitations related to the assignment. In exchange the employee will be required to pay the bank a hypothetical tax amount, which will, in effect, equal the Home Country tax liability as if the employee had not been sent on assignment.
This hypothetical tax amount will be deducted each payroll period and is referred to as the annual estimated hypothetical tax. As this amount represents an estimate, the final hypothetical tax calculation will be prepared by the bank’s designated tax advisor.
This tax equalization program is subject to modification to reflect changes in actual Home and Host Country tax laws, as well as changes in the bank’s program. Any questions regarding circumstances not covered by this program should be directed to the Global Mobility Tax Manager.

3.	Responsibilities

3.1	Employee Responsibilities

The employee is required to fulfill the following responsibilities:

•	The financial affairs of the employee are to be arranged so they comply with applicable Home and Host Country income tax requirements

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All employee transfers must provide the bank’s designated tax provider with a completed tax data organizer in a timely manner to ensure the required Home and Host Country income tax returns are prepared and filed on a timely basis. Failure to do so may result in penalties and interest for the employee

•
The employee must provide the bank and/or the tax provider with proof of payment of taxes, other than through withholding (e.g., cancelled checks), in order to document that the reimbursed taxes have been paid, if requested

•	The employee must provide the tax provider copies of prior years personal income tax returns, when requested

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•
The employee is to review and settle the tax equalization settlement calculation, as prepared by the designated tax advisor within 30 days unless the amount is being disputed. The employee will also reimburse the bank on the tax equalization calculation for any underpayment penalties and penalties/interest through the actual filing date of the returns where the amounts relate to a delay caused by the employee

•	The employee must authorize the tax provider to release summary tax data to the bank for purposes of reviewing the tax equalization settlement calculation

•
The employee is to provide timely notification to the bank in advance of any significant income events (e.g., sale of an asset, inheritance, exercise of stock options) in order to allow for appropriate consultation with the tax provider

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The employee must complete IRS required 7216 release form allowing independent tax provider to share personal tax information with their foreign member firms to allow for the preparation of any required Host Country returns

The bank reserves the right to stop or reduce certain allowances otherwise due to an employee who fails to comply with the responsibilities outlined within this program.
The employee, in all cases, will be made aware of this pending action in advance in order to rectify and/or resolve the non compliance issue and encourage cooperation and adherence to the tax equalization program.

In addition, the employee should comply with the repatriation and personal income sections of these guidelines which outline further responsibilities the individual may have in the Host Country and on completion of the assignment.

3.2	Bank of America Responsibilities

The bank has retained an independent tax provider to meet with the employee to discuss the tax implications of the assignment and provide guidance on the steps the employee may have to action to ensure compliance in the Home and Host Country. The bank will pay for the preparation of the Home and Host Country tax returns of the employee by its designated independent tax provider for the duration of the assignment. The bank will also pay for the preparation of post repatriation Home and Host tax returns where there is a trailing tax liability arising as a result of the assignment and/or equalization.

The bank will provide bank-related compensation data to the designated tax advisor where required.

The bank will arrange timely payments to the relevant tax authorities where required.

The bank will reimburse the employee on the tax equalization calculation for any underpayment penalties and late payment penalties/interest through the extended due date of returns to the extent the amounts relate to the foreign assignment allowances and /or delays caused by the bank.

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3.3	Tax Provider Responsibilities

The bank has engaged a tax provider to provide tax return preparation services. In addition to assisting the employee in meeting their tax filing requirements, this service is also provided to ensure the tax returns of the employee are accurately prepared. In addition, these preparation services ensure each employee who is on assignment is in full compliance with local income and social tax laws, protecting the bank’s right to do business in the Home and Host location by meeting its legal obligations.

The tax compliance and consulting services provided to an employee consist of the following:

•	Preparing the required Home and/or Host location tax returns for the employee

•	Informing the employee of their tax obligations

•	Ensuring that the employees are in full compliance with local tax laws

•	Handling inquiries from the Home or Host Country taxing authorities that relate to the assignment

•	Determining the settlement amount between bank and the employee as a result of the assignment and hypothetical tax responsibilities

The tax provider will manage each personal tax matters of the employee in a confidential manner. However, summary tax data will be released to the bank through the tax equalization settlement calculation.

Any personal income tax planning, estate tax planning or use of another tax preparer will be the responsibility of the employee and the cost of such services will not be reimbursed by the bank. Any costs related to the amendment of the tax return at the personal request of the employees will be their responsibility.

4.	Tax Treatment of Compensation

4.1	Overview – Estimated Hypothetical Tax (Withholding)

The bank will estimate the annual Home Country tax of the employee and withhold that amount from the monthly pay of the employee as estimated annual hypothetical tax.

The estimated annual hypothetical tax to be calculated and withheld from the base salary of the employee and any supplemental compensation (e.g., bonuses, stock awards) is determined primarily based on an estimate of the stay-at-Home tax liability derived from bank-sourced income. This hypothetical tax amount will be calculated by bank or their tax provider, as appropriate.

•	The hypothetical tax on base salary is calculated using a standard calculator with standard deductions and exemptions on base salary only

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•	The hypothetical tax on cash incentives uses either the standard calculator or is based on statutory rates required by law

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The hypothetical tax on stock awards is based on the required statutory rates. For U.S. employee transfers, effective January 1, 2005, the supplemental wages in excess of $1,000,000 are subject to withholding at the highest marginal rate allowed by law as provided in the American Jobs Creation Act of 2004

Personal income (i.e., non employment income) is not part of the estimated hypothetical tax calculation unless requested and agreed between the bank and the employee. The employee must ensure proper estimated tax payments are made on personal income to limit underpayment penalties. If on the final return any underpayment penalties exist as a result of the lack of proper estimated payments, the employee will be held liable for these penalties and interest.

At the time of the final tax equalization settlement, any additional amounts owing to or due from the employee as a result of over or under withholding of estimated hypothetical tax will be determined by the tax provider and settled at that time.

4.2	Income Subject to Final Hypothetical Tax

The bank has engaged the tax provider to determine the final hypothetical tax liability by preparation of the tax equalization settlement calculation. This will be the final stay at Home liability based on bank-sourced income as well as outside personal income and deductions.

The following are examples of items that are normally included:

•	Base salary

•	Incentives (bonus, commission payments)

•	Bank-related stock awards and transactions

•	Taxable portion of excess group term life insurance

•	Qualified pretax deductions and expenses

•	Interest income

•	Dividend income

•	Alimony

•	Capital gain or loss

•	Rental real estate, partnerships

•	Spousal income

•	Other elements*

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* Other elements not listed above (e.g., additional types of personal investment income) may also be included in the final hypothetical tax calculation if they are stay- at-Home in nature.

4.3	Standard Calculation for US Hypothetical Tax

While on Assignment the employee is subject to:

•	Hypothetical U.S. Federal tax on their income, as if they stayed at Home

•	Hypothetical State and local tax

Standard Calculation of Final Hypothetical U.S. Federal Tax:
The following items are examples of bank-sourced income which will be included in the final hypothetical tax calculation:

•	Gross Base Salary

•	Section 125 pre-tax benefit deductions

•	Gross Incentive Compensation

•	Severance and Redundancy Pay

•	Restricted Shares, Units, Dividends and Stock Option Gains

•	Group Term Life Insurance

•	401(k) contributions/non-qualified plan contributions (allowed as a deduction)

Spousal Earnings

Spousal Earnings while the employee is on assignment will be handled as follows:

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If the spouse is tax equalized by another company, the spouse's earnings and deductions will not be included in the Hypothetical Tax calculations. The bank designated tax provider will prepare revised actual tax returns in order to determine which portion of the actual tax liability relates to the employees tax equalized assignment

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If the spouse is not tax equalized by another company, the spouse's earnings will be tax equalized as outside income to the extent these earnings are not excluded due to the election of the foreign earned income exclusion on the actual tax return. Spousal earnings should also be subject to any Hypothetical Home Country State and Local tax to the extent the earnings are included on the actual state return. Foreign tax credits that are available (after the foreign taxes for the foreign earned income exclusion claimed, if applicable) will be allowed to be utilized against the hypothetical tax imposed on the spouse’s net foreign earnings

•	If the spouse of the employee is also employed and tax equalized by the bank, the earnings of both will be treated in accordance with all other bank tax equalization positions

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In the event that a joint tax return is filed in the Host Country, the tax provider will determine what portion, if any, of the spouse’s share of Host Country tax liability has been funded by the bank, through estimated tax payments, withholdings, or balance due payments. In the event the bank has funded any of the Home or Host Country tax liability of the spouse of the employee, the employee will be required to reimburse the bank for the portion funded.

Itemized Deductions

The Hypothetical Adjusted Gross Income (AGI) will be used for determining itemized deductions and personal exemption phase outs. For hypothetical tax purposes, the employee is allowed the greater of:

The sum of:

•	hypothetical state tax

•	plus hypothetical housing (restricted to 80% of the amount)

•	plus actual state/city taxes funded by the employee for the year preceding the transfer year

•	plus actual mortgage interest and real estate taxes

•	plus investment interest expense

•	plus actual charitable contributions and other itemized deductions as allowed by US law during the tax year in question

OR

•	Standard Deduction

Alternative Minimum Tax

The hypothetical federal tax should include other taxes included on the actual Federal tax return, such as: tax on children’s income, self-employment tax, and household employment tax. Alternative Minimum Tax should be calculated on a hypothetical basis by using Hypothetical State & Local taxes adjustment as well as hypothetical medical and miscellaneous itemized deductions.

Limitation: The alternative minimum tax to be levied on the employee through the final hypothetical tax calculation will be limited to the actual alternative minimum tax calculated on the actual tax return.

Foreign Tax Credits

The employee is entitled to a foreign tax credit attributable to his/her outside income and/or paid by the spouse of the employee on employment income assuming they are not a tax equalized employee of Bank of America or other organizations shown on the actual tax return if paid by the employee. The passive foreign tax credit will not be recalculated based upon Hypothetical Income. For further details please see Section 4.8 on Foreign Tax Credits.

Other Credits

The employee will also be entitled to other tax credits (e.g., child care credit) equal to the amount allowed on the actual return.

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Standard Calculation of the Hypothetical State and Local Tax Liability

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The employee will be tax equalized to a Home Country State and Local tax jurisdiction. The bank will deem the last resident state/locality of the employee to be the jurisdiction to which the individual is equalized. A resident calculation will be prepared for State and Local tax purposes including all income normally taxed on the State and Local tax returns

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The employee is hired in a Host location on expatriate terms from another employer will retain the same Home Country State established prior to the initial assignment. In cases where the Home Country State designation is unclear, the employee will be subject to the prior Home Country State

The employee will be allowed as a state deduction the greater of:

a.	hypothetical federal itemized deductions, less hypothetical state and local tax or

b.	standard deduction

4.4	Personal Income

Net personal (or outside) income is income that is not connected to employment with the bank.

Examples of personal income include:

•	Interest income

•	Dividend income

•	Alimony

•	Capital gain or loss

•	Pension or annuities

•	Rental income or loss

•	Income from a partnership or trust

•	Spousal income

•	Wages from former employment

Outside Income includes the personal income of the employee, as per the actual
U.S.    Federal Tax Return. Outside income also includes children’s income to be taxed at the parent’s tax rate.

The hypothetical tax treatment of net personal income will generally follow the applicable tax laws that would apply on the Home Country/state/provincial individual income tax return of the employee had the foreign assignment not taken place.

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Further details on the treatment of spousal earnings can be found in Section 4.3.

Limitations on Personal Income

Under tax equalization program, the individual income tax obligations of the employee are limited to the hypothetical tax that would have been imposed had the assignment not taken place. As a result, the bank directly or indirectly assumes responsibility for any and all actual tax obligations created in the Home and/or Host Country of the employee on the remuneration delivered during the assignment.
Personal income and investment decisions may impact these actual tax obligations. Therefore, in order to limit the global tax exposure related to the personal investment decisions of the employee during the assignment, the bank will bear only the actual local (Host Country) taxes imposed on the first $1,000 of personal income remitted into or invested in the Host jurisdiction. The bank will also only cover the actual tax imposed on the first $100,000 of personal income earned in the Home Country that is taxed in the Host Country. These taxes, in effect, represent incremental tax burdens to the bank as a result of personal investment decisions that will be transferred back to the employee. Please note any incremental tax cost that is transferred back to the employee does not release the employee from hypothetical tax obligations on that income. These obligations will be reflected net of any foreign tax credits available, if applicable.

The bank provides assignees with pre-assignment tax counseling services from the bank’s designated tax provider to ensure that the tax consequences of personal investments are understood in order to avoid Host Country tax on personal income.

If any of the following undertakings result in a Host Country tax liability, those taxes will be considered solely for the account of the employee.

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Local investments - direct investment by individuals in the Host Country financial markets, including real estate, equity and debt securities, and money market instruments, with the implicit intent of profit making

•
Distributions from the bank’s incentive or retirement plans upon completion of assignment or cessation of employment relationship with the bank (without the appropriate tax planning initiatives or required action as stated)

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Where additional employment or personal income is transferred into the Host location - referred to as “remittance”- additional taxes may result. The tax provider will advise on the tax consequences related to such actions in the assignment location. Accordingly, if the Host Country income tax is increased as a result of additional income amounts being remitted into the Host location, the additional tax costs of such actions will be passed on to the employee. In all cases, the Global Mobility Tax Manager should be contacted prior to the remittance of any significant income into a Host location

4.5	Assignment-Related Allowances

The bank will assume responsibility for the Home and Host Country taxes deriving from the delivery, payment, or imputation of income on assignment-related allowances. Where the liability is not covered by the bank, this will be clearly detailed within the assignment letter.

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4.6	Sale of Personal Assets

The sale of personal assets (stock, property, etc.) while on assignment may generate a significant Host Country tax obligation. In order to determine what the Host Country tax consequences may be, the employee should consult with the tax provider prior to the assignment regarding the possibility / advisability of selling or disposing of assets while abroad.

In the event that assets are to be sold during the foreign assignment, the employee must notify the Global Mobility Tax Manager at a minimum of three weeks prior to the sale date in order for any Host Country tax from the sale of assets to be mitigated. This timing will allow proper notification and planning to be developed by the Tax Provider which will be intended to mitigate potential Host Country tax. Failure to meet the three-week notice period requirement may result in a revocation of any tax equalization protection on this income.

4.7	Sale of Principal Residence

The bank will not provide assistance with the sale of the principal Home Country residence of the employee or cover or reimburse any loss sustained or incurred from the sale of any residence or property, including secondary Homes or rental properties, prior, during, or after the assignment. The alternatives of selling or renting his/her principal residence, and the tax consequences of each in the Home and Host countries, should be discussed in detail with the tax provider at the time of the pre-assignment consultations.

In the event that certain tax benefits, e.g., Section 121 exclusion for principal residence located within the United States, is lost as a result of an extension of assignment or relocation/repatriation to a different work location at the management's request, bank may reimburse for the lost benefit resulting from the sale of principal residence. However, any tax deriving from the unrecaptured Section 1250 gain (U.S. properties) resulting from depreciation expenses claimed while the property was rented will be borne by the employee.

4.8	Foreign Tax Credits

Any foreign tax credits that are paid, accrued, reimbursed, or advanced by the bank that are utilized on the individual income tax return of the employee, or refunded by a tax authority, are to be remitted to the bank. This includes foreign tax credit carry overs or carry backs that are utilized in non-assignment years or that are subsequent to the cessation of employment with the bank. Any refund generated from the use of such credits must be returned to the bank.

In the event that an employee has accrued foreign tax credits prior to employment with the bank, the benefit of those credits will be for the employee’s and/or previous employer’s account, as the case may be. However, foreign tax credits related to Host Country taxes paid by the bank will be considered and claimed first.

4.9	FICA Reconciliation
An employee who transfers on assignment or repatriates from an assignment during the calendar year, who has a U.S. economic employer and is subject to U.S. social security, and who changes their corporate employer’s entity may have FICA contributions withheld in excess of the annual limitations. As a result, during the course of the year, the employee may be contributing a larger amount of FICA than

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had they remained in the Home location. During the tax equalization settlement process, the employee will receive credit for social security taxes paid in excess of the hypothetical stay-at-Home amount.
In addition, cases may arise where as a result of the assignment, there could be an underpayment of FICA contributions by the employee during the course of the year. As above, such underpayment will be reconciled during the tax equalization settlement process. The employee will settle any underpayment of FICA via the tax equalization.

4.10	Penalties, Interest and Additional Fees

As stated previously, penalties and interest attributable to bank-related matters for which the employee is not responsible for will be paid by the bank. However, the bank in conjunction with the tax provider, will determine the appropriate allocation, if any, of penalties and interest between the employee and the bank, where the actions of the employee, or inactions, are the basis or cause of the penalties and/or interest being assessed.

If the employee fails to provide the designated tax provider with complete and timely tax data as prescribed, the bank not only reserves the right to stop or reduce certain allowances and to charge penalties and interest to the employee. The bank also reserves the right to hold the employee responsible for any increased tax preparer fees. The Global Mobility Tax Manager can assist the employees in understanding their responsibilities and the necessity to comply with the deadlines and due dates established.

4.11	Repatriation/Localization & Tracking of Trailing Equalization Issues

Tax equalization will effectively cease at the end of the international assignment.

Cash Incentive - Any short-term cash incentive (i.e., year-end bonus) related to the repatriation (localization) year will be split between the assignment period and the post-assignment period. The assignment period portion will have hypothetical taxes withheld from it and be delivered through the assignment payroll. The post- assignment portion will be subject to actual tax withholdings and will be delivered through the Home Country payroll.

Equity/Long Term Cash Awards – The assignee will be tax protected from the incremental tax expense for any equity and/or Long Term Cash incentive the assignee holds during the assignment period which is due to end at the effective date of the repatriation (localization). Any equity and/or Long Term Cash awards allocated to the pre or post assignment are the assignee’s personal tax responsibility.

Upon delivery, the awards will be subject to all applicable home or host country actual taxes. The bank's tax provider will prepare (1) an interim reconciliation no later than 2 months following delivery of the tax protected income and (2) a reconciliation upon completion of the home country tax return. This will determine the obligation to pay tax equal to the lesser of actual taxes paid by the assignee or the hypothetical taxes the assignee would have paid while on assignment prior to the repatriation (localization).

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For any outstanding receivables due the bank resulting from prior tax reconciliations, the bank reserves the right to deduct these amounts from any future reimbursements due upon completion of the reconciliation.

Foreign tax credit carryovers that were funded by bank during the actual assignment period will continue to be used up first as detailed in Section 4.8.

4.12	Termination or Resignation While on Assignment

If the employee resigns from the bank or is terminated, the bank reserves the right to withdraw tax services or tax equalization for any payments due after the resignation / termination date. Generally the employee will be tax protected against any future Home and Host trailing liabilities (e.g., trailing equity, severance) related to their international assignment. Tax protection ensures the employee pays no more tax than if they had stayed at Home, but does allow for the employee to pay less tax if less tax is actually due. While the trailing tax liabilities in both the Home and Host location become the responsibility of the employee to pay, the bank will continue to provide tax preparation assistance by its designated tax provider and will also provide a year-end tax protection reconciliation. Foreign tax credit carryovers that were funded by bank during the actual assignment period will continue to be used up first as detailed in Section 4.8.

4.13	Withdrawal of Tax Equalization / Tax Services

The tax equalization process depends upon the full cooperation of the employee in providing relevant information and documents in a timely and orderly manner to minimize their actual Home and Host-Country tax liability. Failure to do so may cause the tax authority to charge interest or penalties, which in turn will be charged to the employee. If the employee refuses to meet their obligations in the process, the bank reserves the right to withdraw tax equalization for any future payments in both the Home and/or Host-Country as well as the services of the designated tax service provider. The bank also reserves the right to deduct any outstanding tax authority and/or designated tax provider liabilities payable by the bank and/or any overpayment of hypothetical tax to the employee from any outstanding sums due to the employee. In the event such outstanding sums are insufficient to cover the amount due, the employee will be required to immediately reimburse the bank.
If the employee has any specific questions around the bank tax equalization program they should be directed to the relevant Global Mobility Tax Manager.

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